Exhibit 2.1

_______________________________________________________

SHARE EXCHANGE AGREEMENT

by and among

LINCOLN FLOORPLANNING CO., INC.,

CHINA NICEVIEW POWER TECHNOLOGY LIMITED

and

THE SOLE SHAREHOLDER OF
CHINA NICEVIEW POWER TECHNOLOGY LIMITED

Dated as of June 1, 2010
_______________________________________________________

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES	1
1.1. Share Exchange	1
1.2. Closing	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER	2
2.1. Good Title	2
2.2. Power and Authority	2
2.3. No Conflicts	2
2.4. Litigation	2
2.5. No Finder’s Fee.	2
2.6. Purchase Entirely for Own Account.	2
2.7. Available Information	2
2.8. Non-Registration	2
2.9. Restricted Securities	3
2.10. Accredited Investor	3
2.11. Legends	3
2.12. Additional Legend.	3
2.13. Disclosure.	3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF CHINA NICEVIEW	4
3.1. Organization, Standing and Power.	4
3.2. Subsidiaries; Equity Interests	4
3.3. Capital Structure.	4
3.4. Authority; Execution and Delivery; Enforceability	5
3.5. No Conflicts; Consents.	5
3.6. Taxes	6
3.7. Benefit Plans	6
3.8. Litigation	7
3.9. Compliance with Applicable Laws	7
3.10. Brokers	7
3.11. Contracts.	7
3.12. Title to Properties	7
3.13. Intellectual Property	8
3.14. Labor Matters	8
3.15. Financial Statements; Liabilities	8
3.16. Insurance	8
3.17. Transactions with Affiliates and Employees.	8
3.18. Internal Accounting Controls	9
3.19. Solvency	9
3.20. Application of Takeover Protections.	9
3.21. Investment Company.	9
3.22. Foreign Corrupt Practices.	10
3.23. Absence of Certain Changes or Events	10
3.24. Disclosure.	11
3.25. No Undisclosed Events, Liabilities, Developments or Circumstances.	11
3.26. No Additional Agreements.	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LINCOLN	11
4.1. Organization, Standing and Power.	11
4.2. Subsidiaries; Equity Interests	12
4.3. Capital Structure.	12
4.4. Authority; Execution and Delivery; Enforceability	12

TABLE OF CONTENTS

4.5. No Conflicts; Consents.	13
4.6. Taxes	13
4.7. Benefit Plans	14
4.8. ERISA Compliance; Excess Parachute Payments.	14
4.9. Litigation	14
4.10. Compliance with Applicable Laws	14
4.11. Contracts.	14
4.12. Title to Properties	15
4.13. Intellectual Property	15
4.14. Labor Matters	15
4.15. SEC Documents; Undisclosed Liabilities	15
4.16. Transactions With Affiliates and Employees	16
4.17. Internal Accounting Controls	16
4.18. Solvency	16
4.19. Application of Takeover Protections.	16
4.20. Investment Company.	17
4.21. Foreign Corrupt Practices.	17
4.22. Absence of Certain Changes or Events	17
4.23. Certain Registration Matters	18
4.24. Listing and Maintenance Requirements	18
4.25. Disclosure.	18
4.26. No Undisclosed Events, Liabilities, Developments or Circumstances.	18
4.27. No Additional Agreements.	19
ARTICLE V CONDITIONS TO CLOSING	19
5.1. Lincoln Conditions Precedent	19
5.2. China Niceview and Shareholder Conditions Precedent.	21
ARTICLE VI COVENANTS	22
6.1. Blue Sky Laws.	22
6.2. Public Announcements.	23
6.3. Fees and Expenses.	23
6.4. Exclusivity.	23
6.5. Filing of 8-K.	23
6.6. Furnishing of Information	23
ARTICLE VII MISCELLANEOUS	24
7.1. Notices.	24
7.2. Amendments; Waivers; No Additional Consideration.	24
7.3. Replacement of Securities	25
7.4. Remedies	25
7.5. Limitation of Liability	25
7.6. Interpretation	25
7.7. Severability.	25
7.8. Counterparts; Facsimile Execution.	25
7.9. Entire Agreement; Third Party Beneficiaries	26
7.10. Governing Law.	26
7.11. Assignment.	26

Annex A Definitions

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of June 1, 2010, is by and among Lincoln Floorplanning Co., Inc., a Nevada corporation (“Lincoln”), China Niceview Power Technology Limited, a British Virgin Islands company (“China Niceview”), and the sole shareholder of China Niceview, Wise Winning Limited (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.     China Niceview has 50,000 ordinary shares (the “China Niceview Stock”) issued and outstanding, all of which are held by the Shareholder. The Shareholder has agreed to transfer all of its shares of China Niceview Stock in exchange for 36,800,000 newly issued shares of the Common Stock, $0.001 par value, of Lincoln (the “Lincoln Stock”), constituting 92% of the issued and outstanding capital stock of Lincoln on a fully diluted basis as of and immediately after the Closing and after giving effect to the Cancellation Agreement (as defined in Section 5.1(q)) .

B.     The Board of Directors of each of Lincoln and China Niceview has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1. Share Exchange. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to Lincoln its China Niceview Stock free and clear of all Liens, in exchange for 36,800,000 newly issued shares of Lincoln Stock (referred to herein as the “Shares”).

1.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Lincoln as follows.

2.1. Good Title. The Shareholder is the record and beneficial owner, and has good title to its China Niceview Stock, with the right and authority to sell and deliver such China Niceview Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Lincoln as the new owner of such China Niceview Stock in the share register of China Niceview, Lincoln will receive good title to such China Niceview Stock, free and clear of all Liens.

2.2. Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.3. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4. Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.6. Purchase Entirely for Own Account. The Shareholder is acquiring the Lincoln Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Lincoln Stock, except in compliance with applicable securities laws.

2.7. Available Information. The Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in Lincoln and has had full access to all the information he considers necessary or appropriate to make an informed investment decision with respect to the Lincoln Stock.

2.8. Non-Registration. The Shareholder understands that the Lincoln Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Lincoln Stock in accordance with Lincoln’s charter documents or the laws of its jurisdiction of incorporation.

2.9. Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Accredited Investor. The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

2.11. Legends. It is understood that the Lincoln Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend. Additionally, the Lincoln Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.13. Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of China Niceview

Subject to the exceptions set forth in the China Niceview Disclosure Letter (regardless of whether or not the China Niceview Disclosure Letter is referenced below with respect to any particular representation or warranty), China Niceview represents and warrants to Lincoln and the Shareholder as follows.

3.1. Organization, Standing and Power. China Niceview and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on China Niceview and its subsidiaries taken as a whole, a material adverse effect on the ability of China Niceview to perform its obligations under this Agreement or on the ability of China Niceview to consummate the Transactions (a “China Niceview Material Adverse Effect”). China Niceview and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a China Niceview Material Adverse Effect. China Niceview has delivered to Lincoln true and complete copies of the China Niceview Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests.

(a)     The China Niceview Disclosure Letter lists each subsidiary of China Niceview and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by China Niceview or by another subsidiary of China Niceview, free and clear of all Liens.

(b)     Except for its interests in its subsidiaries, China Niceview does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3. Capital Structure. The authorized capital stock of China Niceview consists of 50,000 ordinary shares, all of which are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of China Niceview are issued, reserved for issuance or outstanding. China Niceview is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of China Niceview and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the China Niceview Constituent Instruments or any Contract to which China Niceview is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of China Niceview or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of China Niceview Stock or the capital stock of any of its subsidiaries may vote (“Voting China Niceview Debt”). Except the option agreement between Mr. Shiyong Fan and Mr. Honghai Zhang dated June 1, 2010, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which China Niceview or any of its subsidiaries is a party or by which any of them is bound (a) obligating China Niceview or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, China Niceview or any of its subsidiaries or any Voting China Niceview Debt, (b) obligating China Niceview or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of China Niceview or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of China Niceview to repurchase, redeem or otherwise acquire any shares of capital stock of China Niceview.

3.4. Authority; Execution and Delivery; Enforceability. China Niceview has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by China Niceview of this Agreement and the consummation by China Niceview of the Transactions have been duly authorized and approved by the Board of Directors of China Niceview and no other corporate proceedings on the part of China Niceview are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against China Niceview in accordance with its terms.

3.5. No Conflicts; Consents.

(a)     The execution and delivery by China Niceview of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of China Niceview or any of its subsidiaries under, any provision of (i) the China Niceview Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which China Niceview or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to China Niceview or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a China Niceview Material Adverse Effect.

(b)     Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to China Niceview or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes.

(a)     China Niceview and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a China Niceview Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a China Niceview Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of China Niceview know of no basis for any such claim.

(b)     The China Niceview Financial Statements reflect an adequate reserve for all Taxes payable by China Niceview and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against China Niceview or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a China Niceview Material Adverse Effect.

3.7. Benefit Plans.

(a)     Except as set forth in the China Niceview Disclosure Letter, neither China Niceview nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of China Niceview or any of its subsidiaries. Except as set forth in the China Niceview Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between China Niceview or any of its subsidiaries and any current or former employee, officer or director of China Niceview or any of its subsidiaries, nor does China Niceview or any of its subsidiaries have any general severance plan or policy.

(b)     Since December 31, 2009, there has not been any adoption or amendment in any material respect by China Niceview or any of its subsidiaries of any plan described in Section 3.7(a) .

3.8. Litigation. Except as set forth in the China Niceview Disclosure Letter, there is no Action against or affecting China Niceview or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a China Niceview Material Adverse Effect. Neither China Niceview nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9. Compliance with Applicable Laws. Except as set forth in the China Niceview Disclosure Letter, China Niceview and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a China Niceview Material Adverse Effect. China Niceview has not received any written communication during the past two years from a Governmental Entity that alleges that China Niceview is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10. Brokers. Except as set forth in the China Niceview Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of China Niceview or any of its subsidiaries.

3.11. Contracts. Except as set forth in the China Niceview Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of China Niceview and its subsidiaries taken as a whole. Neither China Niceview nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a China Niceview Material Adverse Effect.

3.12. Title to Properties. Except as set forth in the China Niceview Disclosure Letter, neither China Niceview nor any of its subsidiaries own any real property. China Niceview and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which China Niceview or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the China Niceview Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of China Niceview and its subsidiaries to conduct business as currently conducted.

3.13. Intellectual Property. China Niceview and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of China Niceview and its subsidiaries taken as a whole. The China Niceview Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of China Niceview and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of China Niceview, threatened that China Niceview or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of China Niceview, no person is infringing the rights of China Niceview or any of its subsidiaries with respect to any Intellectual Property Right.

3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which China Niceview or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of China Niceview, is imminent with respect to any of the employees of China Niceview.

3.15. Financial Statements; Liabilities. China Niceview has delivered to Lincoln its audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and its unaudited consolidated financial statements for the three months ended March 31, 2010 and 2009 (collectively, the “China Niceview Financial Statements”). The China Niceview Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The China Niceview Financial Statements fairly present in all material respects the financial condition and operating results of China Niceview, as of the dates, and for the periods, indicated therein. China Niceview does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to March 31, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the China Niceview Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a China Niceview Material Adverse Effect.

3.16. Insurance. China Niceview and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which China Niceview and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. China Niceview has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for China Niceview’s and such subsidiaries’ respective lines of business.

3.17. Transactions with Affiliates and Employees. Except as set forth in the China Niceview Disclosure Letter and the China Niceview Financial Statements, none of the officers or directors of China Niceview and, to the knowledge of China Niceview, none of the employees of China Niceview is presently a party to any transaction with China Niceview or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of China Niceview, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18. Internal Accounting Controls. China Niceview and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. China Niceview has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to China Niceview and its subsidiaries are made known to the officers by others within those entities. The officers of China Niceview have evaluated the effectiveness of China Niceview’s controls and procedures. Since March 31, 2010, there have been no significant changes in China Niceview’s internal controls or, to China Niceview’s best knowledge, in other factors that could significantly affect China Niceview’s internal controls.

3.19. Solvency. Based on the financial condition of China Niceview as of the Closing Date (and assuming that the Closing shall have occurred): (a) China Niceview’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of China Niceview’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) China Niceview’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by China Niceview, and projected capital requirements and capital availability thereof; and (c) the current cash flow of China Niceview, together with the proceeds China Niceview would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. China Niceview does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.20. Application of Takeover Protections. China Niceview has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the China Niceview Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and China Niceview fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

3.21. Investment Company. China Niceview is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.22. Foreign Corrupt Practices. Neither China Niceview, nor any of its subsidiaries, nor, to China Niceview’s knowledge, any director, officer, agent, employee or other person acting on behalf of China Niceview or any of its subsidiaries has, in the course of its actions for, or on behalf of, China Niceview (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23. Absence of Certain Changes or Events. Except as disclosed in the China Niceview Financial Statements or the China Niceview Disclosure Letter, from March 31, 2010 to the date of this Agreement, China Niceview has conducted its business only in the ordinary course, and during such period there has not been:

(a)     any change in the assets, liabilities, financial condition or operating results of China Niceview or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a China Niceview Material Adverse Effect;

(b)     any damage, destruction or loss, whether or not covered by insurance, that would have a China Niceview Material Adverse Effect;

(c)     any waiver or compromise by China Niceview or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)     any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by China Niceview or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a China Niceview Material Adverse Effect;

(e)     any material change to a material Contract by which China Niceview or any of its subsidiaries or any of its respective assets is bound or subject;

(f)     any mortgage, pledge, transfer of a security interest in, or lien, created by China Niceview or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair China Niceview’s or its subsidiaries’ ownership or use of such property or assets;

(g)     any loans or guarantees made by China Niceview or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)     any alteration of China Niceview’s method of accounting or the identity of its auditors;

(i)     any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any China Niceview Stock;

(j)     any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)     any arrangement or commitment by China Niceview or any of its subsidiaries to do any of the things described in this Section 3.23.

3.24. Disclosure. China Niceview confirms that neither it nor any person acting on its behalf has provided Lincoln or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Lincoln under a current report on Form 8-K filed within four business days after the Closing. China Niceview understands and confirms that Lincoln will rely on the foregoing representations and covenants in effecting transactions in securities of China Niceview. All of the representations and warranties of China Niceview set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to China Niceview or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by China Niceview under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by China Niceview of its China Niceview Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

3.26. No Additional Agreements. China Niceview does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Lincoln

Lincoln represents and warrants as follows to China Niceview and the Shareholder.

4.1. Organization, Standing and Power. Lincoln is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Lincoln, a material adverse effect on the ability of Lincoln to perform its obligations under this Agreement or on the ability of Lincoln to consummate the Transactions (a “Lincoln Material Adverse Effect”). Lincoln is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Lincoln Material Adverse Effect. Lincoln has delivered to China Niceview or its counsel true and complete copies of the Lincoln Charter and the Lincoln Bylaws.

4.2. Subsidiaries; Equity Interests. Lincoln does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3. Capital Structure. The authorized capital stock of Lincoln consists of 100,000,000 shares of common stock, $0.001 par value. As of the date hereof, 8,098,750 shares of Lincoln’s common stock are issued and outstanding and no shares of Lincoln’s common stock are held by Lincoln in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Lincoln were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Lincoln are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Lincoln Charter, the Lincoln Bylaws or any Contract to which Lincoln is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Lincoln having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Lincoln’s common stock may vote (“Voting Lincoln Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Lincoln is a party or by which it is bound (a) obligating Lincoln to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Lincoln or any Voting Lincoln Debt, (b) obligating Lincoln to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Lincoln. As of the date of this Agreement, there are not any outstanding contractual obligations of Lincoln to repurchase, redeem or otherwise acquire any shares of capital stock of Lincoln. The stockholder list provided to China Niceview is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Lincoln’s common stock.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by Lincoln of this Agreement and the consummation by Lincoln of the Transactions have been duly authorized and approved by the Board of Directors of Lincoln and no other corporate proceedings on the part of Lincoln are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Lincoln, enforceable against Lincoln in accordance with the terms hereof.

4.5. No Conflicts; Consents.

(a)     The execution and delivery by Lincoln of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Lincoln under, any provision of (i) the Lincoln Charter or Lincoln Bylaws, (ii) any material Contract to which Lincoln is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Lincoln or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lincoln Material Adverse Effect.

(b)     Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Lincoln in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6. Taxes.

(a)     Lincoln has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Lincoln Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Lincoln Material Adverse Effect.

(b)     The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Lincoln (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Lincoln, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Lincoln Material Adverse Effect.

(c)     There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Lincoln. Lincoln is not bound by any agreement with respect to Taxes.

4.7. Benefit Plans. Lincoln does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Lincoln. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Lincoln and any current or former employee, officer or director of Lincoln, nor does Lincoln have any general severance plan or policy.

4.8. ERISA Compliance; Excess Parachute Payments. Lincoln does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Lincoln.

4.9. Litigation. There is no Action against or affecting Lincoln or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Lincoln Material Adverse Effect. Neither Lincoln nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10. Compliance with Applicable Laws. Lincoln is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Lincoln Material Adverse Effect. Lincoln has not received any written communication during the past two years from a Governmental Entity that alleges that Lincoln is not in compliance in any material respect with any applicable Law. Lincoln is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Lincoln Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11. Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Lincoln taken as a whole. Lincoln is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Lincoln Material Adverse Effect.

4.12. Title to Properties. Lincoln has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Lincoln has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Lincoln to conduct business as currently conducted. Lincoln has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Lincoln enjoys peaceful and undisturbed possession under all such material leases.

4.13. Intellectual Property. Lincoln does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Lincoln, threatened that Lincoln is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14. Labor Matters. There are no collective bargaining or other labor union agreements to which Lincoln is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Lincoln, is imminent with respect to any of the employees of Lincoln.

4.15. SEC Documents; Undisclosed Liabilities.

(a)     Lincoln has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 18, 2008, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)     As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Lincoln included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Lincoln and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)     Except as set forth in the SEC Reports, Lincoln has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Lincoln or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Lincoln shall have been paid off and shall in no event remain liabilities of Lincoln, China Niceview or the Shareholder following the Closing.

4.16. Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Lincoln and, to the knowledge of Lincoln, none of the employees of Lincoln is presently a party to any transaction with Lincoln (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Lincoln, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17. Internal Accounting Controls. Lincoln maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Lincoln has established disclosure controls and procedures for Lincoln and designed such disclosure controls and procedures to ensure that material information relating to Lincoln is made known to the officers by others within Lincoln. Lincoln’s officers have evaluated the effectiveness of Lincoln’s controls and procedures. Since March 31, 2010, there have been no significant changes in Lincoln’s internal controls or, to Lincoln’s knowledge, in other factors that could significantly affect Lincoln’s internal controls.

4.18. Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Lincoln as of the Closing Date (and assuming that the Closing shall have occurred), (a) Lincoln’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Lincoln’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Lincoln’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Lincoln, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Lincoln, together with the proceeds Lincoln would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Lincoln does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19. Application of Takeover Protections. Lincoln has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Lincoln Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and Lincoln fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.20. Investment Company. Lincoln is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21. Foreign Corrupt Practices. Neither Lincoln, nor to Lincoln’s knowledge, any director, officer, agent, employee or other person acting on behalf of Lincoln has, in the course of its actions for, or on behalf of, Lincoln (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22. Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Lincoln has conducted its business only in the ordinary course, and during such period there has not been:

(a)     any change in the assets, liabilities, financial condition or operating results of Lincoln from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Lincoln Material Adverse Effect;

(b)     any damage, destruction or loss, whether or not covered by insurance, that would have a Lincoln Material Adverse Effect;

(c)     any waiver or compromise by Lincoln of a valuable right or of a material debt owed to it;

(d)     any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Lincoln, except in the ordinary course of business and the satisfaction or discharge of which would not have a Lincoln Material Adverse Effect;

(e)     any material change to a material Contract by which Lincoln or any of its assets is bound or subject;

(f)     any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)     any resignation or termination of employment of any officer of Lincoln;

(h)     any mortgage, pledge, transfer of a security interest in or lien created by Lincoln with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Lincoln’s ownership or use of such property or assets;

(i)     any loans or guarantees made by Lincoln to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)     any declaration, setting aside or payment or other distribution in respect of any of Lincoln’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Lincoln;

(k)     any alteration of Lincoln’s method of accounting or the identity of its auditors;

(l)     any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Lincoln stock option plans; or

(m)     any arrangement or commitment by Lincoln to do any of the things described in this Section 4.22.

4.23. Certain Registration Matters. Lincoln has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Lincoln registered with the SEC or any other governmental authority that have not been satisfied.

4.24. Listing and Maintenance Requirements. Lincoln is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Lincoln Stock on the trading market on which the Lincoln Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Lincoln Stock are currently listed or quoted, and no approval of the stockholders of Lincoln is required for Lincoln to issue and deliver to the Shareholder the Shares contemplated by this Agreement.

4.25. Disclosure. Lincoln confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that Lincoln believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Lincoln under a current report on Form 8-K filed within four business days after the Closing. Lincoln understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of Lincoln. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Lincoln, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Lincoln under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Lincoln of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.27. No Additional Agreements. Lincoln does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1. Lincoln Conditions Precedent. The obligations of the Shareholder and China Niceview to enter into and complete the Closing are subject, at the option of the Shareholder and China Niceview, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by China Niceview and the Shareholder in writing.

(a)     Representations and Covenants. The representations and warranties of Lincoln contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Lincoln shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Lincoln on or prior to the Closing Date. Lincoln shall have delivered to the Shareholder and China Niceview a certificate, dated the Closing Date, to the foregoing effect.

(b)     Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of China Niceview or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Lincoln.

(c)     Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Lincoln for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Lincoln, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Lincoln Material Adverse Effect.

(d)     No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2009 which has had or is reasonably likely to cause a Lincoln Material Adverse Effect.

(e)     Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Lincoln, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to China Niceview and the Shareholder.

(f)     Satisfactory Completion of Due Diligence. China Niceview and the Shareholder shall have completed their legal, accounting and business due diligence of Lincoln and the results thereof shall be satisfactory to China Niceview and the Shareholder in their sole and absolute discretion.

(g)     SEC Reports. Lincoln shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h)     OTCBB Quotation. Lincoln shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)     No Suspensions of Trading in Lincoln Stock; Listing. Trading in the Lincoln Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Lincoln) at any time since the date of execution of this Agreement, and the Lincoln Stock shall have been at all times since such date listed for trading on a trading market.

(j)     Secretary’s Certificate. Lincoln shall have delivered to China Niceview a certificate, signed by its Secretary, certifying that the attached copies of the Lincoln Charter, Lincoln Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k)     Good Standing Certificate. Lincoln shall have delivered to China Niceview a certificate of good standing of Lincoln, dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(l)     Resignations and Appointments. Lincoln shall have delivered to China Niceview (i) a letter of resignation from each director and officer of Lincoln resigning from each of their respective positions effective upon the Closing and (ii) evidence of the election of Honghai Zhang as a director of Lincoln and as the Chairman, Chief Executive Officer and President of Lincoln, Simon Liu as the Chief Financial Officer of Lincoln and such other officers of Lincoln as may be designated by China Niceview, effective as of the Closing.

(m)     Payoff Letters and Releases. Lincoln shall have delivered to China Niceview such pay-off letters and releases relating to liabilities of Lincoln as China Niceview shall request, in form and substance satisfactory to China Niceview.

(n)     Lien Searches. Lincoln shall have delivered to China Niceview the results of UCC, judgment lien and tax lien searches with respect to Lincoln, the results of which indicate no liens on the assets of Lincoln.

(o)     Release. Lincoln shall have delivered to China Niceview a duly executed release by the current directors, officers and 10% or greater stockholders of Lincoln and from such former directors, officers and 10% or greater stockholders of Lincoln as China Niceview shall reasonably request, in favor of Lincoln, China Niceview and the Shareholder, in form and substance satisfactory to China Niceview.

(p)     Indemnification Agreement. Lincoln shall have delivered to China Niceview an indemnification agreement executed by Lincoln’s principal stockholder, Sha Chen, for the benefit of Lincoln, China Niceview and the Shareholder, in form and substance satisfactory to China Niceview.

(q)     Cancellation Agreement. A total of 4,898,750 shares of Lincoln Stock held by Sha Chen shall have been surrendered for cancellation and Sha Chen and Lincoln shall have delivered to China Niceview a Cancellation Agreement (the “Cancellation Agreement”), in form and substance satisfactory to China Niceview.

(r)     Issuance of Stock Certificate. Lincoln shall have delivered to the Shareholder a certificate representing the new shares of Lincoln Stock issued to the Shareholder.

5.2. China Niceview and Shareholder Conditions Precedent. The obligations of Lincoln to enter into and complete the Closing is subject, at the option of Lincoln, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Lincoln in writing.

(a)     Representations and Covenants. The representations and warranties of China Niceview and the Shareholder contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. China Niceview and the Shareholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by and China Niceview and the Shareholder on or prior to the Closing Date. Each of China Niceview and the Shareholder shall have delivered to Lincoln a certificate, dated the Closing Date, to the foregoing effect.

(b)     Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Lincoln, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of China Niceview.

(c)     Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by China Niceview or the Shareholder for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by China Niceview or the Shareholder, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an China Niceview Material Adverse Effect.

(d)     No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the China Niceview Financial Statements which has had or is reasonably likely to cause an China Niceview Material Adverse Effect.

(e)     Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Lincoln, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Lincoln.

(f)     Satisfactory Completion of Due Diligence. Lincoln shall have completed its legal, accounting and business due diligence of China Niceview and the Shareholder and the results thereof shall be satisfactory to Lincoln in its sole and absolute discretion.

(g)     Secretary’s Certificate. China Niceview shall have delivered to Lincoln a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the China Niceview Constituent Instruments and resolutions of the Board of Directors of China Niceview approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)     Good Standing Certificate. China Niceview shall have delivered to Lincoln a certificate of good standing of China Niceview, dated as of recent date, issued by the British Virgin Islands Registrar of Corporate Affairs.

(i)     Delivery of Audit Report and Financial Statements. China Niceview shall have completed the China Niceview Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the China Niceview Financial Statements shall be satisfactory to Lincoln in its sole and absolute discretion.

(j)     Form 8-K. China Niceview shall have provided Lincoln with reasonable assurances that Lincoln will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of China Niceview and the requisite “Form 10” disclosure regarding China Niceview and its subsidiaries.

(k)     PRC Legal Opinion. China Niceview, the Shareholder and Lincoln shall have received an opinion from China Niceview’s legal counsel in the People’s Republic of China, confirming the legality under Chinese laws of the restructuring being effected by China Niceview in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to China Niceview, the Shareholder and Lincoln.

(l)     Share Transfer Documents. The Shareholder shall have delivered to Lincoln certificate(s) representing its China Niceview Stock, accompanied by an executed instrument of transfer for transfer by the Shareholder of its China Niceview Stock to Lincoln.

ARTICLE VI
Covenants

6.1. Blue Sky Laws. Lincoln shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Lincoln Stock in connection with this Agreement.

6.2. Public Announcements. Lincoln and China Niceview will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Exclusivity. Neither Lincoln nor China Niceview shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Lincoln or China Niceview (as applicable), or any assets of Lincoln or China Niceview (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.5. Filing of 8-K. Lincoln shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of China Niceview and the requisite Form 10 disclosure regarding China Niceview and its subsidiaries. In addition, Lincoln shall issue a press release at a mutually agreeable time following the Closing Date.

6.6. Furnishing of Information. As long as the Shareholder owns the Shares, Lincoln covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Lincoln after the date hereof pursuant to the Exchange Act. As long as the Shareholder owns the Shares, if Lincoln is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Lincoln further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Lincoln, to:

Room 2103, Easey Commercial Building
253-261 Hennessy Road
Wanchai, Hong Kong
Attention: Sha Chen
Facsimile: 00852-2127-4571

If to China Niceview, to:

No. 12 Gongyuan Road, Shunhe District
Kaifeng, Henan Province
People’s Republic of China
Attention: Honghai Zhang
Facsimile: +86 378-299-6222

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-11228
Attention: Louis A. Bevilacqua, Esq.
Facsimile: +1 202-663-8007

If to the Shareholder, to:

No. 12 Gongyuan Road, Shunhe District
Kaifeng, Henan Province
People’s Republic of China
Facsimile: +86 378-299-6222

7.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by China Niceview, Lincoln and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Lincoln shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Lincoln of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Lincoln may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholder, Lincoln and China Niceview will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Lincoln and China Niceview acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

7.6. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.8. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.9. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the China Niceview Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

7.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINCOLN FLOORPLANNING CO., INC.

By: ____________________________________
Name: Sha Chen
Title: President

CHINA NICEVIEW POWER TECHNOLOGY LIMITED

By: ____________________________________
Name: Honghai Zhang
Title: Director

WISE WINNING LIMITED

By: ____________________________________
Name: Shiyong Fan
Title: Director

ANNEX A
Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Cancellation Agreement” has the meaning set forth in Section 5.1(q) of this Agreement.

“China Niceview” has the meaning set forth in the Preamble of this Agreement.

“China Niceview Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of China Niceview and such other constituent instruments of China Niceview as may exist, each as amended to the date of this Agreement.

“China Niceview Disclosure Letter” means the letter delivered from China Niceview to Lincoln concurrently herewith.

“China Niceview Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“China Niceview Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“China Niceview Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Lincoln” has the meaning set forth in the Preamble of this Agreement.

“Lincoln Bylaws” means the Bylaws of Lincoln, as amended to the date of this Agreement.

“Lincoln Charter” means the Articles of Incorporation of Lincoln, as amended to the date of this Agreement.

“Lincoln Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“Lincoln Stock” has the meaning set forth in the Background Section of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting China Niceview Debt” has the meaning set forth in Section 3.3 of this Agreement.

“Voting Lincoln Debt” has the meaning set forth in Section 4.3 of this Agreement.